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                                                                  EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-63955) of SCC Communications Corp. of our report dated May 11, 2001 relating to the statements of net assets (liabilities) to be sold (assumed) of the Call Handling and Database Product Lines of Lucent Technologies Inc. as of December 31, 2000 and 1999, and the related statements of sales, cost of sales and direct operating expenses for each of the three years in the period ended December 31, 2000, which appears in the Current Report of Form 8-K of SCC Communications Corp. dated May 11, 2001.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Chicago, Illinois
May 11, 2001